Vision Innovation Speed Performance March 2007 Positioned to Capitalize on Growth in 3G Marketket

2 © 2007 InterDigital Communications Corporation. All rights reserved. This presentation contains forward-looking statements regarding InterDigital’s current beliefs, plans and expectations as to: (i) our strategy; (ii); our future cash flow potential; (iii) our projected first quarter 2007 recurring revenues; (iv) future global mobile device sales; (v) growth in our 3G patent licensing program; (vi) our ability to secure patents covering essential elements of the wireless standards; (vii) the timing of chip samples of our 2G/3G dual mode ASIC; (viii) our ability to complete a 2G/3G dual mode ASIC for licensing and sale in 2007; and (ix) optimizing our capital structure through the introduction of debt. Such statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors including, but not limited to: (i) the market relevance of our technologies and changes in technology preferences of strategic partners or consumers; (ii) unanticipated technical or resource difficulties or delays related to further development of our technologies and products; (iii) our ability to leverage or enter into new customer agreements or strategic relationships; (iv) our ability to enter into additional patent license agreements; (v) changes in expenses related to our technology offerings and operations; (vi) potential difficulties in the production of ASIC samples; (vii) whether we have the appropriate financial assets and/or cash flows to support debt; (viii) unfavorable outcomes in patent disputes; (ix) changes in the market share and sales performance of our primary licensees, and any delay in receipt of quarterly royalty reports from our licensees; and (x) changes or inaccuracies in market projections.

Shaping the Future of Digital Wireless Technologies

Invent Wireless Technologies → **Contribute to Standards** → **License Patents** → **Develop Wireless Products**

30+ Year Digital Cellular Technology Pioneer
Thousands of patents worldwide
Inventions used in every mobile device

Key Contributor to Standards
2G, 3G, and the future – 4G and beyond
Wireless LAN & Mobility/Convergence

Highly Successful Licensor
Patents have generated over $1 billion in cash
Licensing leading manufacturers

Provider of Complete 3G Modems
Validated solutions moving to silicon
Synergy with patent licensing

InterDigital®

© 2007 InterDigital Communications Corporation. All rights reserved.
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4 © 2007 InterDigital Communications Corporation. All rights reserved. 0 200 400 600 800 1,000 1,200 2004 2005 2006 2007 2008 2009 2010 2G/ 2.5G 3G (CDMA) 3G (WCDMA) Source: Strategy Analytics, October 2006 The Mobile Device Market Opportunity 0 100 200 300 400 500 600 700 800 2004 2005 2006 2007 2008 2009 2010 3G (CDMA) 3G (WCDMA) Over 1.2 Billion Mobile Devices Expected to Ship by 2010 Sixty Percent of Mobile Devices Expected to be 3G by 2010 Our Goal - Secure Cash Flow On Every 3G Mobile Device Millions of units

5 © 2007 InterDigital Communications Corporation. All rights reserved. Innovation Drives Patent Licensing Success • Strong Patent Portfolio Covering 2G and 3G Cellular - 3,000+ Patents Issued in U.S and Worldwide - Continuing to secure new patents covering essential elements of wireless standards • Over $1 billion in cash generated by patent program • Major Accomplishments for 2006 - LG Electronics - $285 million - new 2G/3G licensee - Nokia - $253 million - royalty dispute resolved - Samsung - $134 million arbitration award - InterDigital received Licensing Achievement Award • Very solid and growing position in 3G market - 30 - 40% of WCDMA and cdma2000® mobile devices licensed

6 © 2007 InterDigital Communications Corporation. All rights reserved. Companies Which Have Licensed Our Patents All trademarks are the sole property of their respective owners.

Moving IP to Silicon Brings New Opportunities

2005 → 2006 → 2007 → 2008

IP Blocks	Full Modem Solution	ASICs
Provides Validation	**Broadens Market Opportunity**	**Can Drive Significant Value**
NXP *(formerly Philips)*: 3G HSDPA ASIC design **Infineon**: WCDMA and HSDPA terminal unit protocol stack	**General Dynamics**: 3G WCDMA modem	**InterDigital**: 2G/3G Dual Mode baseband ASICS with HSDPA/HSUPA

InterDigital®
© 2007 InterDigital Communications Corporation. All rights reserved.
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8 © 2007 InterDigital Communications Corporation. All rights reserved. Solid Recurring Revenue Base * Excludes revenues for past sales $0 $10 $20 $30 $40 $50 $60 $70 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Recurring Royalties * Tech Solutions Q1 Forecast $ in Millions 2006 2005 2007 $53 - $55 million

9 © 2007 InterDigital Communications Corporation. All rights reserved. Strong Free Cash Flow Drives Shareholder Value $0 $50 $100 $150 $200 $250 $300 2003 2004 2005 2006 Cash & Short-term Investments Solid Balance Sheet $0 $50 $100 $150 $200 $250 $300 2003 2004 2005 2006 Share Repurchases Development Expense $ in Millions $ in Millions * As of Feb. 27, 2007

10 © 2007 InterDigital Communications Corporation. All rights reserved. Future Growth Potential in Cash Flow $800 $600 $400 $200 $1.00 $1,200 $900 $600 $300 $1.50 $1,600 $1,200 $800 $400 $2.00 Annual Gross Margin Potential in 2010 ($ millions) 25% 50% 75% 100% Essential patent position drives market penetration Product drives value per device • Today we derive cash flow on 30 - 40% of 3G mobile devices sold Gross Margin = Royalties + Chip Sales - COGS

11 © 2007 InterDigital Communications Corporation. All rights reserved. What to Look for in 2007 • 3G licenses - Continue 3G licensing traction - Build momentum for 2008 and beyond • Product development initiative goals - IP Agreements - Chip sampling by end of summer - Commercial offering by end of year • Leveraging capital - Future technology development for 4G and beyond - Product development around ASICs - Introduce debt into capital structure to enhance shareholder value